Exhibit 99.1

Pacific Energy Partners, L.P. Reports Earnings for Fourth Quarter and
               Full Year 2004 and Provides 2005 Guidance

    LONG BEACH, Calif.--(BUSINESS WIRE)--Feb. 2, 2005--Pacific Energy Partners, L.P. (NYSE:PPX) announced fourth quarter and full year 2004 recurring net income in line with previously published guidance. Recurring net income for the three months ended December 31, 2004, was $9.4 million, or $0.31 per diluted limited partner unit, compared to recurring net income of $8.0 million, or $0.31 per diluted limited partner unit, in the fourth quarter of 2003. Recurring net income for the full year ended December 31, 2004, was $39.4 million, or $1.36 per diluted limited partner unit, compared to recurring net income of $26.7 million, or $1.16 per diluted limited partner unit, for full year 2003.
    On January 21, 2005, the Partnership announced an increase in its cash distribution to $0.50 per unit for the fourth quarter of 2004, or $2.00 per unit annualized. This represents an increase of 2.6% over its previous quarterly distribution level of $0.4875 per unit, or $1.95 per unit annualized. The distribution will be paid on February 14, 2005, to record holders as of January 31, 2005.
    "We had a very good year in 2004," stated Irv Toole, President and CEO. "Both of our strategic asset groups continue to strengthen and grow, as shown by our distribution increase this quarter. The Pacific Terminals storage and distribution system is a strong and growing asset in our West Coast segment. Our Rocky Mountain segment has enjoyed the benefits of a concerted marketing effort in the US, as well as the early impact of the Canadian pipelines we acquired in 2004. By entering this new market, we have gained access to growing synthetic crude oil production, as well as a customer base that will have a positive impact on our future volumes in the Rocky Mountains. In addition, increasing volumes on the Western Corridor and Salt Lake City Core systems further enhance our revenue growth. We're excited about the growth potential in both of our operating segments."

    FOURTH QUARTER RESULTS

    Recurring net income for the three months ended December 31, 2004, was $9.4 million, or $0.31 per diluted limited partner unit, compared to recurring net income of $8.0 million, or $0.31 per diluted limited partner unit, in the fourth quarter of 2003. Recurring net income for the 2004 quarter excludes a non-cash impairment expense of $0.8 million associated with the pending sale of an idle Pacific Terminals property. Recurring net income for the 2003 quarter excludes a $1.6 million rate case and litigation settlement expense. Including the non-recurring expenses, net income for the three months ended December 31, 2004, was $8.6 million, or $0.29 per diluted limited partner unit, compared to $6.4 million, or $0.25 per diluted limited partner unit, for the fourth quarter of 2003.
    The fourth quarter of 2004 reflects an increase in Pacific Terminals' storage and distribution revenues due to greater storage capacity and higher utilization. Pacific Pipelines experienced higher revenues due to improved volumes and tariff increases. The quarter also reflects the benefit of increased volumes and revenue on our Rocky Mountain pipelines. Offsetting these benefits were substantially lower gathering and blending margins of Pacific Marketing and Transportation ("PMT").
    Included in fourth quarter 2004 results are two acquisitions: the Rangeland Pipeline system, which was acquired on May 11, 2004; and the Mid Alberta Pipeline ("MAPL"), which was acquired on June 30, 2004.
    Distributable cash flow available to the limited partners' interest for the fourth quarter of 2004 was $15.1 million. On a weighted average and diluted basis, there were 29,665,000 limited partner units outstanding during the fourth quarter of 2004, approximately 18% more units outstanding than in the fourth quarter of 2003.

    FULL YEAR RESULTS

    Recurring net income for the year ended December 31, 2004, was $39.4 million, or $1.36 per diluted limited partner unit, compared to recurring net income of $26.7 million, or $1.16 per diluted limited partner unit, for full year 2003. Recurring net income for the 2004 period excludes a non-cash impairment expense of $0.8 million and a $2.9 million financing expense. Of the $2.9 million financing expense, $2.3 million was a non-cash write-down of previously deferred financing costs, and $0.6 million was a cash payment to terminate interest swap agreements, both associated with our $250 million bond offering in June 2004 and repayment of our term loan. Recurring net income for the 2003 period excludes a $1.6 million rate case and litigation settlement expense. Including the non-recurring expenses, net income for the year ended December 31, 2004, was $35.7 million, or $1.23 per diluted limited partner unit, compared to $25.0 million, or $1.09 per diluted limited partner unit, for the year ended December 31, 2003.
    For the year ended December 31, 2004, the improvement in recurring net income was due primarily to increased Rocky Mountain volumes, the benefit of the Canadian acquisitions, and a full year benefit of Pacific Terminals, which was acquired on July 31, 2003. These benefits were partly offset by lower gathering and blending margins and lower West Coast pipeline volumes.
    For full year 2004, distributable cash flow available to the limited partners was $61.6 million. On a weighted average and diluted basis, there were 28,488,000 limited partner units outstanding for full year 2004, approximately 26% more units outstanding than in full year 2003. Our distribution coverage ratio for full year 2004 was 1.1 times. The distribution coverage ratio is the ratio of distributable cash flow available to the limited partners compared to distributions paid to them for the year.

    OPERATING RESULTS BY SEGMENT

    WEST COAST OPERATIONS

    Operating income was $11.0 million for the three months ended December 31, 2004, after the $0.8 million impairment expense, compared to $11.9 million in the corresponding period in 2003. Pacific Terminals had higher utilization as well as increased storage capacity, resulting in increased revenues. Pipeline volumes for the three months ended December 31, 2004, were approximately 7% higher than in the corresponding period of 2003, primarily due to San Francisco-area refinery maintenance, which resulted in an increase in volumes moving south to the Los Angeles Basin refineries. PMT continued to experience lower gathering and blending margins in the fourth quarter, due to competitive pricing pressures as a result of steeply discounted foreign crude oil entering the West Coast market. This pricing pressure began in the third quarter of 2004 and is expected to continue through the first quarter of 2005. At that time, an existing PMT contract that has resulted in adverse pricing consequences will terminate.
    On January 10, 2005, Shell announced an agreement to sell their Bakersfield refinery to Flying J. The Partnership believes there could be an opportunity to transport additional volumes of crude oil to the Bakersfield refinery and additional mid-barrel volumes from the refinery to Los Angeles.
    In the third quarter of 2004, producers began the development of the Rocky Point field in the California Outer Continental Shelf ("OCS"), with the drilling of the first of eight planned wells. The second well is anticipated to be completed soon. Rocky Point is estimated by the operator to have reserves of up to 50 million barrels of crude oil, and the Partnership anticipates that a significant portion of the Rocky Point production will be transported on its pipelines.
    The Partnership recently installed vapor treating equipment at a cost of $0.6 million at its Pacific Terminals facilities, which is expected to reduce third-party contractor costs by approximately $1 million annually. In addition, the Partnership has filed an application with the California Public Utilities Commission for the sale of certain surplus properties that were part of the Pacific Terminals acquisition. The fourth quarter impairment expense of $0.8 million is associated with one of these properties. It is expected that the overall sales program will result in an improvement to net income as well as approximately $10 million of cash proceeds.
    For the year ended December 31, 2004, operating income was $48.7 million, after the $0.8 million impairment expense, compared to $42.7 million for the year ended December 31, 2003. This increase was primarily attributable to a full year benefit of the Pacific Terminals storage and distribution system, which was acquired on July 31, 2003. PMT experienced lower gathering and blending margins in the third and fourth quarter of 2004, as well as reduced demand for PMT's blended crude. Pipeline volumes for the year ended December 31, 2004, were 6% lower than in the year ended 2003, primarily due to OCS production declines, as well as increased crude runs by Bakersfield refineries which reduced the volumes available to move south to Los Angeles. Helping to offset lower volumes were increased tariff rates on Line 2000 in May 2004 and Line 63 in November 2004, and a more favorable tariff mix.
    The future growth strategy in West Coast operations focuses on expansion, both through development projects and through acquisitions. At present, Pacific Terminals has approximately 1.5 million barrels of idle storage, which can be reactivated as demand increases, and existing gas oil storage can continue to be converted to high demand crude oil storage, providing less seasonality. In addition, pipeline tariff rate increases, as well as new services to our customers, are assessed periodically. We also expect to capitalize on the anticipated growth of crude oil imports to the Los Angeles Basin, with our Pier 400 deepwater import terminal project. The project continues to move forward in securing additional customer commitments, as well as progressing the environmental permitting process.

    ROCKY MOUNTAIN OPERATIONS

    Operating income was $6.8 million for the three months ended December 31, 2004, compared to $2.4 million in the corresponding period in 2003. The increase included results of the Rangeland Pipeline system, which was acquired on May 11, 2004, as well as higher pipeline volumes on all US Rocky Mountain systems driven by an increase in demand by the refineries in Salt Lake City and Billings. On our Salt Lake City Core system, higher gathered and truck volumes also increased revenues.
    On December 1, 2004, we increased our location differentials for the Rangeland Pipeline system. Location differentials are the difference between the values of the purchase and sale contracts for crude oil and related products transported between various origin and destination points on Rangeland's pipeline. In addition, the new receiving terminal and pump station for Rangeland, which will provide access to synthetic and other types of crude oil in Edmonton, is in the initial development stages. Construction of this facility is expected to be completed and begin operations at the beginning of the fourth quarter of 2005.
    For the year ended December 31, 2004, operating income was $23.7 million, compared to $13.1 million for the year ended December 31, 2003. Strengthened demand at Billings in the latter half of the year, as well as the increased demand by the Salt Lake City refineries, helped drive higher pipeline volumes on all US Rocky Mountain systems. The 9,000-barrel-per-day expansion at Wahsatch, completed in the second quarter of 2004, further increased volumes into Salt Lake City. The Partnership is currently evaluating a second expansion phase into Salt Lake City to meet increasing demand.
    Expansion projects, such as the one into Salt Lake City, are an integral part of Pacific's strategy for growth in the Rocky Mountain segment. Our Western Corridor and Salt Lake City Core system, as well as Frontier Pipeline, all have the potential for expansion to meet the projected demand in the area. Other enhancement projects such as additional tankage, truck terminals or gathering connections would provide increased volume and revenue. Lastly, acquisitions that further enhance or expand the existing infrastructure of the strategic pipeline corridor created by the acquisition of the Rangeland Pipeline system are being evaluated.

    CAPITAL EXPENDITURES

    Capital expenditures were $16.5 million for the year ended
December 31, 2004, of which $12.9 million was related to expansion, $1.6 million was related to the transition of the Rangeland and Pacific Terminals systems, and $2.0 million was for sustaining capital projects.

    LOOKING FORWARD

    For the first quarter ending March 31, 2005, we are forecasting net income of $0.28 to $0.32 per unit. For full year 2005, we expect net income to be in the range of $1.38 to $1.46 per unit. We are forecasting capital expenditures for the full year 2005 of $36.5 million, of which $23 million is related to expansion, $11 million is related to transition projects and $2.5 million is related to sustaining capital projects. In addition, upon completion of its terminal and pump station in Edmonton, Alberta, with the expected increase in volumes, the Partnership previously announced that it expects to increase its distribution by 5% for the fourth quarter of 2005, payable in February 2006.
    Mr. Toole stated, "We continue to focus on enhancing our existing strategic asset groups, as well as expansion into other midstream pipeline or terminal businesses. We look forward to further increases in our cash distributions as we develop the Rangeland Pipeline system, complete additional acquisitions, and pursue key development projects, such as Pier 400. We are excited about our prospects for 2005 and beyond."

    OTHER MATTERS

    On October 29, 2004, we announced that The Anschutz Corporation had agreed to sell its 36.6% interest in the Partnership (the "Transaction"), to LB Pacific, LP, formed by Lehman Brothers Merchant Banking Group. Under the terms of the Transaction agreement, The Anschutz Corporation will sell its 10,465,000 subordinated units, representing a 34.6% limited partner interest and its 2% general partner interest. The closing of the Transaction is anticipated to occur in the first quarter of 2005. In the guidance provided for 2005 as listed above, we have not included any non-recurring costs associated with the Transaction, including an expense for the accelerated vesting of restricted units outstanding under the Partnership's long-term incentive plan, in accordance with the terms of the restricted unit agreements.
    The Partnership will host a conference call at 2:00 p.m. EST (11:00 a.m. PST) on Thursday, February 3, 2005, to discuss the results of the fourth quarter and full year of 2004. Please join us at www.PacificEnergy.com for the live broadcast. The call, with questions and answers, will continue to be available on our web site following the call.

    Pacific Energy Partners, L.P. is a master limited partnership headquartered in Long Beach. Pacific Energy is engaged principally in the business of gathering, transporting, storing and distributing crude oil and other related products in California and the Rocky Mountain region, including Alberta, Canada. Pacific Energy generates revenues primarily by transporting crude oil on its pipelines and by leasing capacity in its storage facilities. Pacific Energy also buys, blends and sells crude oil, activities that are complementary to its pipeline transportation business.

    This news release includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although the Partnership believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Partnership's operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in the Partnership's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2003.


                     PACIFIC ENERGY PARTNERS, L.P.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)
            (Amounts in thousands, except per unit amounts)

                                   Three Months        Year Ended
                                       Ended          December 31,
                                   December 31,
                                 ----------------- -------------------
                                  2004     2003      2004      2003
                                 -------- -------- --------- ---------
Operating revenues:
      Pipeline transportation
       revenue                   $28,516  $25,559  $108,395  $101,811
      Storage and terminaling
       revenue                     9,804    7,674    37,577    12,711
      Pipeline buy/sell
       transportation revenue      6,978       --    18,640        --
      Crude oil sales, net of
       purchases                   2,351    4,777    16,787    21,293
                                 -------- -------- --------- ---------
          Net revenues            47,649   38,010   181,399   135,815
                                 -------- -------- --------- ---------

Expenses:
  Operating                       22,540   17,021    84,729    60,649
  Transition costs                   174       --       557       397
  General and administrative       4,148    3,421    15,400    13,705
  Depreciation and amortization    6,397    5,431    24,173    18,865
                                 -------- -------- --------- ---------
         Total expenses           33,259   25,873   124,859    93,616
                                 -------- -------- --------- ---------

Share of net income (loss) of
 Frontier:
  Income before rate case and
   litigation expense                138      318     1,328     1,459
  Rate case and litigation
   expense                            --   (1,621)       --    (1,621)
                                 -------- -------- --------- ---------
Share of net income (loss) of
 Frontier                            138   (1,303)    1,328      (162)
                                 -------- -------- --------- ---------

Write-down of idle property         (800)      --      (800)       --
                                 -------- -------- --------- ---------

Operating income                  13,728   10,834    57,068    42,037

Net interest expense              (5,466)  (4,531)  (19,209)  (17,331)
Write-off of deferred financing
 cost and interest rate swap
 termination expense                  --       --    (2,901)       --
Other income                         426       93     1,032       323
                                 -------- -------- --------- ---------

Income before foreign income tax
 expense                           8,688    6,396    35,990    25,029
                                 -------- -------- --------- ---------

Foreign income tax benefit
 (expense):
   Current                          (176)      --      (326)       --
   Deferred                          122       --        65        --
                                 -------- -------- --------- ---------
                                     (54)      --      (261)       --
                                 -------- -------- --------- ---------

Net income                        $8,634   $6,396   $35,729   $25,029
                                 ======== ======== ========= =========

Weighted average units
 outstanding:
      Basic                       29,593   24,874    28,406    22,328
      Diluted                     29,665   25,095    28,488    22,540


Calculation of unitholders' interest in net income for the three months and year ended December 31, 2004 and 2003:
----------------------------------------------------------------------
Net income                        $8,634   $6,396   $35,729   $25,029
      Less: General Partner's
       interest                     (173)    (128)     (715)     (501)
                                 -------- -------- --------- ---------
Unitholders' interest in net
 income                           $8,461   $6,268   $35,014   $24,528
                                 ======== ======== ========= =========
Basic net income per unit          $0.29    $0.25     $1.23     $1.10
                                 ======== ======== ========= =========
Diluted net income per unit        $0.29    $0.25     $1.23     $1.09
                                 ======== ======== ========= =========


                     PACIFIC ENERGY PARTNERS, L.P.
                              (Unaudited)
                            (In thousands)
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                        December 31,      December 31,
                                            2004             2003
                                        -------------     ------------
Assets
Current assets                               $95,669          $68,796
Property and equipment, net                  718,624          567,954
Investment in Frontier Pipeline Company        7,886            6,886
Other assets                                  47,850            6,567
                                        -------------     ------------
  Total assets                              $870,029         $650,203
                                        =============     ============

Liabilities and Partners' Capital
Current liabilities                          $48,169          $49,991
Long-term debt                               357,163          298,000
Deferred income taxes                         34,556               --
Other long term liabilities                    7,675            7,145
Partners' capital                            422,466          295,067
                                        -------------     ------------
  Total liabilities and partners'
   capital                                  $870,029         $650,203
                                        =============     ============


CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Year Ended
                                                     December 31,
                                                 ---------------------
                                                   2004        2003
                                                 ---------   ---------
Cash flows from operating activities:
   Net income                                     $35,729     $25,029
     Depreciation, amortization, non-cash
      employee compensation under long-term
      incentive plan, deferred income taxes
      and Frontier(1) adjustment                   25,130      24,009
     Non-cash write-off of deferred financing
      costs                                         2,321          --
     Write-down of idle property                      800          --
     Working capital adjustments                   (6,801)     (6,656)
                                                 ---------   ---------
     Net cash provided by operating activities     57,179      42,382

Cash flows from investing activities:
     Acquisitions                                (138,701)   (169,740)
     Net additions to property and equipment      (16,520)    (10,892)
     Other                                           (731)        300
                                                 ---------   ---------
     Net cash used in investing activities       (155,952)   (180,332)

Cash flows from financing activities:
     Issuance of common units, net of fees and
      offering expenses                           125,881     131,716
     Capital contribution from the general
      partner                                       2,720       1,955
     Redemption of common units held by the
      general partner, net of underwriters'
      fee                                              --     (40,780)
     Net proceeds from senior note offering       240,932          --
     Repayment of term loan                      (225,000)         --
     Proceeds from bank credit facilities         140,922     166,000
     Repayment of bank credit facilities         (115,253)    (93,000)
     Deferred bank financing costs                 (1,227)         --
     Distributions to partners                    (56,518)    (42,115)
                                                 ---------   ---------
     Net cash provided by financing activities    112,457     123,776

Net increase (decrease) in cash and cash
 equivalents                                       13,684     (14,174)
Cash and cash equivalents, beginning of period      9,699      23,873
                                                 ---------   ---------
Cash and cash equivalents, end of period          $23,383      $9,699
                                                 =========   =========

(1) Net Cash received from Frontier was $(44) and $1,755 for the years ended December 31, 2004 and 2003, respectively.


                    PACIFIC ENERGY PARTNERS, L.P.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 AND OPERATING HIGHLIGHTS BY SEGMENT

            Three Months Ended December 31, 2004 and 2003
                             (Unaudited)
                            (In thousands)

                                               Intersegment
                                     Rocky          and
                        West Coast  Mountain    Intrasegment
                        Operations Operations Eliminations(1)  Total
                        ---------- ---------- --------------- --------

Three Months Ended December 31, 2004:

  Segment revenue:
   Pipeline
    transportation
    revenue               $18,003    $12,284         $(1,771) $28,516
   Storage and
    terminaling revenue     9,954         --            (150)   9,804
   Pipeline buy/sell
    transportation
    revenue                    --      6,978                    6,978
   Crude oil sales, net
    of purchases            2,471         --            (120)   2,351
                        ---------- ----------                 --------
   Net revenue             30,428     19,262                   47,649
                        ---------- ----------                 --------
  Segment expenses:
   Operating expense       15,000      9,581          (2,041)  22,540
   Transition costs            --        174                      174
   Depreciation and
    amortization            3,591      2,806                    6,397
                        ---------- ----------                 --------
   Total expenses          18,591     12,561                   29,111
                        ---------- ----------                 --------
  Share of net income
   of Frontier                 --        138                      138
                        ---------- ----------                 --------
  Write-down of idle
   property(2)               (800)        --                     (800)
                        ---------- ----------                 --------
  Operating income(3)     $11,037     $6,839                  $17,876
                        ========== ==========                 ========

Operating Data (barrels per day, in thousands)

Line 2000 and Line 63
 pipeline volume            151.7
Rangeland pipeline
 system:
    Sundre - North                      19.9
    Sundre - South                      48.8
Western Corridor system
 volume                                 21.2
Salt Lake City Core
 system volume(4)                      112.3
Frontier pipeline
 volume                                 44.1

Three Months Ended December 31, 2003:

  Segment revenue:
   Pipeline
    transportation
    revenue               $16,723    $10,572         $(1,736) $25,559
   Storage and
    distribution            7,674         --                    7,674
   Pipeline buy/sell
    transportation
    revenue                    --         --                       --
   Crude oil sales, net
    of purchases            4,777         --                    4,777
                        ---------- ----------                 --------
   Net revenue             29,174     10,572                   38,010
                        ---------- ----------                 --------
  Segment expenses:
   Operating expense       13,488      5,269          (1,736)  17,021
   Transition costs            --         --                       --
   Depreciation and
    amortization            3,790      1,641                    5,431
                        ---------- ----------                 --------
   Total expenses          17,278      6,910                   22,452
                        ---------- ----------                 --------
  Share of net income
   of Frontier                 --     (1,303)                  (1,303)
                        ---------- ----------                 --------
  Operating income(3)     $11,896     $2,359                  $14,255
                        ========== ==========                 ========

Operating Data (barrels per day, in thousands)

 Line 2000 and Line 63
  pipeline volume           142.1
 Western Corridor
  system volume                         19.6
 Salt Lake City Core
  system volume(4)                     106.7
 Frontier pipeline
  volume                                42.5

(1) Eliminations are required to account for revenue on services provided by one subsidiary to another.
(2) Represents a write-down to fair market value of idle property that is expected to be sold.
(3) General and administrative expense is not allocated to segments.
(4) AREPI pipeline became part of the Salt Lake City Core system on January 1, 2004.


                    PACIFIC ENERGY PARTNERS, L.P.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 AND OPERATING HIGHLIGHTS BY SEGMENT

                Year Ended December 31, 2004 and 2003
                             (Unaudited)
                            (In thousands)

                                              Intersegment
                                    Rocky          and
                       West Coast  Mountain    Intrasegment
                       Operations Operations Eliminations(1)   Total
                       ---------- ---------- --------------- ---------

Year Ended December 31, 2004:

  Segment revenue:
   Pipeline
    transportation
    revenue              $67,173    $47,131         $(5,909) $108,395
   Storage and
    terminaling
    revenue               38,080         --            (503)   37,577
   Pipeline buy/sell
    transportation
    revenue                   --     18,640                    18,640
   Crude oil sales,
    net of purchases      16,907         --            (120)   16,787
                       ---------- ----------                 ---------
   Net revenue           122,160     65,771                   181,399
                       ---------- ----------                 ---------
  Segment expenses:
   Operating expense      58,197     33,064          (6,532)   84,729
   Transition costs           --        557                       557
   Depreciation and
    amortization          14,424      9,749                    24,173
                       ---------- ----------                 ---------
   Total expenses         72,621     43,370                   109,459
                       ---------- ----------                 ---------
  Share of net income
   of Frontier                --      1,328                     1,328
                       ---------- ----------                 ---------
  Write-down of idle
   property(2)              (800)        --                      (800)
                       ---------- ----------                 ---------
  Operating income(3)    $48,739    $23,729                   $72,468
                       ========== ==========                 =========

Operating Data (barrels per day, in thousands)

Line 2000 and Line 63
 pipeline volume           141.2
Rangeland pipeline
 system:
    Sundre - North                     21.0
    Sundre - South                     48.1
Western Corridor
 system volume                         20.2
Salt Lake City Core
 system volume(4)                     115.1
Frontier pipeline
 volume                                47.4

Year Ended December 31, 2003:

  Segment revenue:
   Pipeline
    transportation
    revenue              $67,946    $41,298         $(7,433) $101,811
   Storage and
    terminaling
    revenue               12,711         --                    12,711
   Pipeline buy/sell
    transportation
    revenue                   --         --                        --
   Crude oil sales,
    net of purchases      21,293         --                    21,293
                       ---------- ----------                 ---------
   Net revenue           101,950     41,298                   135,815
                       ---------- ----------                 ---------
  Segment expenses:
   Operating expense      46,287     21,795          (7,433)   60,649
   Transition costs           --        397                       397
   Depreciation and
    amortization          12,999      5,866                    18,865
                       ---------- ----------                 ---------
   Total expenses         59,286     28,058                    79,911
                       ---------- ----------                 ---------
  Share of net income
   of Frontier                --       (162)                     (162)
                       ---------- ----------                 ---------
  Operating income(3)    $42,664    $13,078                   $55,742
                       ========== ==========                 =========

Operating Data (barrels per day, in thousands)

 Line 2000 and Line 63
  pipeline volume          151.0
 Western Corridor
  system volume                        16.7
 Salt Lake City Core
  system volume(4)                    107.5
 Frontier pipeline
  volume                               41.7

(1) Eliminations are required to account for revenue on services provided by one subsidiary to another.
(2) Represents a write-down to fair market value of idle property that is expected to be sold.
(3) General and administrative expense is not allocated to segments.
(4) AREPI pipeline became part of the Salt Lake City Core system on January 1, 2004.


                    PACIFIC ENERGY PARTNERS, L.P.
                             (Unaudited)
           (Amounts in thousands, except per unit amounts)

     RECONCILIATION OF OPERATING INCOME BY SEGMENT TO CONDENSED
                   CONSOLIDATED STATEMENTS OF INCOME

                                     Three Months       Year Ended
                                         Ended         December 31,
                                     December 31,
                                   ----------------- -----------------
                                    2004     2003     2004     2003
                                   -------- -------- -------- --------
Operating income by segment:
 West Coast                        $11,037  $11,896  $48,739  $42,664
 Rocky Mountain                      6,839    2,359   23,729   13,078
                                   -------- -------- -------- --------
                                    17,876   14,255   72,468   55,742
General expenses and other
 income/(expense):(1)
 General and administrative
  expense                           (4,148)  (3,421) (15,400) (13,705)
 Net interest expense               (5,466)  (4,531) (19,209) (17,331)
 Other income                          426       93    1,032      323
 Write-off of deferred financing
  cost and interest rate swap
  termination expense(2)                --       --   (2,901)      --
 Foreign income tax expense            (54)      --     (261)      --
                                   -------- -------- -------- --------
Net income                          $8,634   $6,396  $35,729  $25,029
                                   ======== ======== ======== ========

(1) General and administrative expenses, net interest expense and other income are not allocated among the West Coast and Rocky Mountain operations.
(2) In June 2004, in connection with the repayment of our term loan, we had a $2.3 million non-cash write-down of deferred financing costs and incurred a $0.6 million cash expense to terminate related interest rate swaps.


                    PACIFIC ENERGY PARTNERS, L.P.

     RECONCILIATION OF NET INCOME TO NON-GAAP FINANCIAL MEASURES
                             (Unaudited)
           (Amounts in thousands, except per unit amounts)

                     RECONCILIATION OF NET INCOME
                       TO RECURRING NET INCOME

                                      Three Months      Year Ended
                                          Ended        December 31,
                                      December 31,
                                     --------------- -----------------
                                      2004    2003    2004     2003
                                     ------- ------- -------- --------
Net income                           $8,634  $6,396  $35,729  $25,029
 Add: write-off of deferred
  financing cost and interest rate
  swap termination expense(1)            --      --    2,901       --
 Add: Frontier rate case and
  litigation expense(2)                  --   1,621       --    1,621
 Add: Write-down of idle property(3)    800      --      800       --
                                     ------- ------- -------- --------
Recurring net income                  9,434   8,017   39,430   26,650
 Less: General Partner's interest      (189)   (160)    (789)    (533)
                                     ------- ------- -------- --------
Unitholders' interest in recurring
 net income                          $9,245  $7,857  $38,641  $26,117
                                     ======= ======= ======== ========
Basic recurring net income per unit   $0.31   $0.32    $1.36    $1.17
                                     ======= ======= ======== ========
Diluted recurring net income per
 unit                                 $0.31   $0.31    $1.36    $1.16
                                     ======= ======= ======== ========


                     RECONCILIATION OF NET INCOME
                     TO DISTRIBUTABLE CASH FLOW(4)

                                     Three Months       Year Ended
                                         Ended         December 31,
                                     December 31,
                                   ----------------- -----------------
                                    2004     2003     2004     2003
                                   -------- -------- -------- --------
Net income                          $8,634   $6,396  $35,729  $25,029
 Plus: depreciation and
  amortization                       6,397    5,431   24,173   18,865
 Plus: amortization of bond
  discount and debt issue costs        441      284    1,537    1,029
 Plus (less): non-cash employee
  compensation under long-term
  incentive plan                      (244)     194      857    2,199
 Plus: write-off of deferred
  financing cost                        --       --    2,321       --
 Plus: write-down of idle property     800       --      800       --
 Less: deferred income tax
  recovery                            (122)      --      (65)      --
 Less: sustaining capital
  expenditures                        (493)    (867)  (1,953)  (2,149)
                                   -------- -------- -------- --------
Distributable Cash Flow             15,413   11,438   63,399   44,973
 Less: General Partner's interest     (308)    (229)  (1,763)    (899)
                                   -------- -------- -------- --------
Unitholders' interest in
 Distributable Cash Flow           $15,105  $11,209  $61,636  $44,074
                                   ======== ======== ======== ========

(1) In June 2004, in connection with the repayment of our term loan, we had a $2.3 million non-cash write-down of deferred financing costs and incurred a $0.6 million cash expense to terminate related interest rate swaps.
(2) Reflects rate case and litigation expense for earlier years, matters which had no impact on current rates or revenues.
(3) Represents a write-down to fair market value of idle property that is expected to be sold.
(4) Distributable Cash Flow provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. You should not consider Distributable Cash Flow as an alternative to net income, income before taxes, cash flow from operations, or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our Distributable Cash Flow may not be comparable to similarly titled measures of other entities. Additional information regarding distributable cash flow is included in our annual report on Form 10-K for the year ended December 31, 2003.


    CONTACT: Pacific Energy Partners, L.P.
             Aubrye Harris, 562-728-2871
             Fax: 562-728-2881
             E-mail: aharris@PacificEnergy.com